Exhibit 99.3

November 18, 2019

To whom it may concern:

Company name	SoftBank Corp.
Name of Representative	Representative Director, President & CEO	Ken Miyauchi
(Securities Code: 9434, Tokyo Stock Exchange First Section)
Inquiries	Executive Officer, General Manager of Finance & Accounting Division	Takashi Naito
(TEL. 03-6889-2000)

Announcement of Transfer of Shares of Z Holdings Corporation through Secondary

Distribution to Shiodome Z Holdings Co., Ltd.

SoftBank Corp. (the “Company”) announces that Ken Miyauchi, Representative Director, President & CEO of the Company, pursuant to an entrustment by our board of directors’ meeting held on November 17, 2019, decided to transfer through secondary distribution shares of Z Holdings Corporation (Securities Code: 4689, Tokyo Stock Exchange (“TSE”) First Section, “ZHD”) held by the Company to its consolidated subsidiary, Shiodome Z Holdings Co., Ltd. (“Shiodome Z Holdings”) (the “Share Transfer”), and that it has entered into a share transfer agreement with Shiodome Z Holdings.

1.	Reasons for Share Transfer

The Company, NAVER Corporation (“NAVER”), ZHD and LINE Corporation (Securities Code: 3938, TSE First Section, “LINE”) have, as announced by “Notice Concerning the Entry into a Memorandum of Understanding Regarding the Business Integration of Z Holdings Corporation (Securities Code: 4689) and LINE Corporation (Securities Code: 3938), and the Submission of a Letter of Intent in Relation to a Joint Tender Offer for the Shares of LINE Corporation” dated today, agreed to the business integration of ZHD Group (ZHD and its subsidiaries) and LINE Group (LINE and its subsidiaries) on an equal basis (the “Business Integration”), and have entered into a Memorandum of Understanding among four parties regarding a series of transactions concerning the Business Integration. The Share Transfer is the transfer of all of ZHD shares held by the Company to Shiodome Z Holdings in relation to the Business Integration.

As a result of the Share Transfer, ZHD will become a subsidiary of Shiodome Z Holdings and become a sub-subsidiary of the Company. The changes in our consolidated subsidiaries arising from this Share Transfer are within the scope of our consolidation, and there is no change in the scope of our consolidation.

2.	Outline of Sub-Subsidiary Subject to Change

(1) Name	Z Holdings Corporation
(2) Location	1-3, Kioicho, Chiyoda-ku, Tokyo Tokyo Garden Terrace Kioi-cho Kioi Tower
(3) Name and Title of Representative	Kentaro Kawabe, President and CEO
(4) Nature of Business	Control of group companies and related operations
(5) Share Capital	237,404 million yen (As of September 30, 2019)
(6) Founded	January 31, 1996
(7) Major Shareholders and Equity Ratios	SoftBank Corp.		44.6%
(As of September 30, 2019)	STATE STREET BANK AND TRUST COMPANY 505325 (Standing proxy: Mizuho Bank, Ltd.)		3.0%
	SSBTC CLIENT OMNIBUS ACCOUNT (Standing proxy: The Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch)		1.9%
	Japan Trustee Services Bank, Ltd. (Trust account)		1.8%
	The Master Trust Bank of Japan, Ltd. (Trust Account)		1.8%
	GOLDMAN,SACHS& CO.REG (Standing Proxy: Goldman Sachs Japan Co., Ltd.)		1.7%
	J.P. MORGAN BANK LUXEMBOURG S. A. 1300000 (Standing proxy: Mizuho Bank, Ltd.)		1.5%
	JP MORGAN CHASE BANK 385632 (Standing proxy: Mizuho Bank, Ltd.)		1.2%
	BBH FOR FIDELITY LOW-PRICED STOCK FUND (PRINCIPAL ALL SECTOR SUBPORTFOLIO) (Standing proxy: MUFJ Bank, Ltd.)		1.1%
	Japan Trustee Services Bank, Ltd. (Trust Account 9)		1.0%
(8)	Relationship between the Company and ZHD
Capital relationship	The Company’s shareholding ratio of ZHD common stock is 44.64%. SoftBank Group Corp., the Company’s parent company, has a shareholding ratio of 45.52% in ZHD common stock (including the portion indirectly held through the Company).
Personal relationship

Masayoshi Son, the Chairman of the Board of Directors of the Company; Ken Miyauchi, the Representative Director of the Company; and Kazuhiko Fujihara, the Director of the Company, serve as directors of ZHD.

Kentaro Kawabe, the Representative Director of ZHD, serves as a director of the Company.

Business relationship	The Company and ZHD have business transactions including advertising submissions, communication services, point campaigns, etc.
(9)	Consolidated results of operations and consolidate financial position of the Company in the most recent three-year period
Fiscal year-end	Fiscal Year Ended March 31, 2017	Fiscal Year Ended March 31, 2018	Fiscal Year Ended March 31, 2019
Equity attributable to owners of the parent	930,820 million yen	1,013,368 million yen	818,291 million yen
Total assets	1,534,212 million yen	2,516,633 million yen	2,429,601 million yen
Equity attributable to owners of parent per share	163.51 yen	177.97 yen	160.96 yen
Revenue	853,730 million yen	897,185 million yen	954,714 million yen

Operating income	192,049 million yen	185,810 million yen	140,528 million yen
Net profit before income taxes	193,475 million yen	193,177 million yen	123,370 million yen
Net income attributable to owners of parent	136,589 million yen	131,153 million yen	78,677 million yen
Basic earnings per share attributable to owners of parent	23.99 yen	23.04 yen	14.74 yen
Dividends per share	8.86 yen	8.86 yen	8.86 yen

3.	Outline of Subsidiary Acquiring Shares

(1)	Name		Shiodome Z Holdings Co., Ltd.
(2)	Location		1-9-1, Higashi-Shimbashi, Minato-ku, Tokyo
(3)	Name and Title of Representative		Kazuhiko Fujihara, Representative Director
(4)	Nature of Business		Business preparation company
(5)	Share Capital		10 million yen (As of March 31, 2019)
(6)	Founded		June 1, 2016
(7)	Net Assets		20 million yen (As of March 31, 2019)
(8)	Total Assets		20 million yen (As of March 31, 2019)
(9)	Major Shareholders and Shareholding Ratio (As of September 30, 2019)	SoftBank Corp.	100%
(10)	Relationship between the Company and Shiodome Z Holdings
	Capital relationship		The Company owns 100% of the outstanding shares of Shiodome Z Holdings directly.
	Personal relationship		Kazuhiko Fujihara, the Director of the Company, is a representative director of Shiodome Z Holdings.
	Business relationship		The Company manages the business of Shiodome Z Holdings.
	Whether Shiodome Z Holdings falls under related party		Shiodome Z Holdings is a consolidated subsidiary of the Company and falls under a related party.

4. Number of Transferred Shares, Transfer Price, and Status of Shareholding Ratios before and after Transfer

(1)	Number of shares held before change	The Company	2,125,366,950 shares (Number of voting rights: 21,253,669 units) (Ratio of voting rights holding: 44.62%)
		Shiodome Z Holdings	- Shares (Number of voting rights: —) (Ratio of voting rights holding: - %)
(2)	Number of shares transferred	2,125,366,950 shares
(3)	Transfer price	739,627,698,600 yen
(4)	Number of shares held after change	The Company	- Shares (Number of voting rights: —) (Ratio of voting rights holding : - %)
		Shiodome Z Holdings	2,125,366,950 shares (Number of voting rights: 21,253,669) (Ratio of voting rights holding: 44.62%)

(Note 1)    The ratio of voting rights holding is calculated with number of total shareholders’ voting rights 47,622,197 as of September 30, 2019 as denominator.

(Note 2)    In case the number includes a fractional amount beyond the third decimal place, such fractional amount is rounded down to the third decimal place.

5.	Schedule

(1)	Date of Decision	The Company November 18, 2019 Shiodome Z Holdings November 18, 2019
(2)	Date of Execution of the Agreement	November 18, 2019
(3)	Effective date of the Share Transfer	December 18, 2019 (Scheduled)

6.	Future Outlook

This is a transaction between the Company and Shiodome Z Holdings, our consolidated subsidiary, and will not affect our consolidated financial results. We will also announce the impact of the Business Integration on our business results as soon as we can foresee.

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